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                     July 8, 2022

       Edward Durkin
       Chief Financial Officer
       Casa Systems, Inc.
       100 Old River Road
       Andover, Massachusetts 01810

                                                        Re: Casa Systems, Inc.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Form 8-K furnished
April 18, 2022
                                                            Response dated June
7, 2022
                                                            File No. 1-38324

       Dear Mr. Durkin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing